Exhibit 99.1

MAKO Surgical Corp. Reports 2009 Fourth Quarter and Full Year Operating Results

Highlights

Fourth quarter revenue totaled $8.9 million

Commercial installed base increased by seven systems to 36 RIO® systems

561 MAKOplasty® procedures performed, a 34% sequential increase from third quarter 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — March 8, 2010 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter and year ended December 31, 2009.

Recent Business Developments

RIO Systems – Seven RIO systems were installed and customer accepted at commercial sites during the fourth quarter. These new systems brought the total number of MAKO’s commercial MAKOplasty systems to 36 as of December 31, 2009.

MAKOplasty Procedure Volume – During the fourth quarter, 561 MAKOplasty procedures were performed, representing a 34% increase over the third quarter of 2009 and a 181% increase over the fourth quarter of 2008. The average monthly utilization per commercial system increased to 6.0 procedures during the fourth quarter up from 5.4 procedures per system per month in the third quarter of 2009 and 4.0 procedures per system per month in the fourth quarter of 2008. A total of 1,602 MAKOplasty procedures were performed in 2009 and 2,384 procedures had been performed through December 31, 2009 since the first procedure in June 2006.

Clinical Education – In the fourth quarter, MAKO held two BioSkills courses, which are designed to bring together current and prospective MAKOplasty surgeons to share best practices. Additionally, two manuscripts on MAKOplasty were submitted to peer-reviewed journals.

“We are pleased that our ongoing focus on execution has continued to produce strong operating results,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO.  “The addition of seven new commercial sites, including for the first time, a sale of a second RIO system to an existing MAKOplasty site, and the 561 MAKOplasty procedures performed in the fourth quarter represent an increase of the adoption trends that we experienced in the first three quarters of 2009.”

2009 Fourth Quarter Financial Review

Revenue was $8.9 million in the fourth quarter of 2009 compared to $1.0 million in the fourth quarter of 2008. Revenue in the fourth quarter of 2009 primarily consisted of approximately $5.8 million in revenue from the sale of seven RIO systems, and approximately $2.7 million in revenue from the sale of implants used in the 561 MAKOplasty procedures performed in the quarter.

Operating expenses were $13.8 million in the fourth quarter of 2009 compared to $10.9 million in the fourth quarter of 2008.  The increase in operating expenses was primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant products, and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth and incurred costs associated with operating as a public company.

Net loss attributable to common stockholders for the three months ended December 31, 2009 was $9.3 million, including non-cash stock-based compensation expense of $1.1 million, or $(0.28) per basic and diluted share, based on average basic and diluted shares outstanding of 33.0 million. This compares to a net loss attributable to common stockholders for the same period in 2008 of $10.8 million, including non-cash stock-based compensation expense of $0.7 million, or $(0.48) per basic and diluted share, based on average basic and diluted shares outstanding of 22.5 million.

Cash, cash equivalents and investments were $71.2 million as of December 31, 2009, compared to $63.6 million as of December 31, 2008.

2009 Full Year Financial Review

For the year ended December 31, 2009, revenue was $34.2 million, primarily consisting of $14.7 million of revenue associated with the sale of nineteen RIO systems, the recognition of $11.3 million of revenue deferred in prior years and recognized in 2009 upon the upgrade of seventeen Tactile Guidance System™ (TGS™) units to RIO systems, and $7.6 million of revenue associated with the sale of implants used in 1,602 MAKOplasty procedures performed during the year.  This compares to recognized revenue for the year ended December 31, 2008 of $2.9 million, primarily generated from the sale of implants used in the 601 MAKOplasty procedures performed in 2008 and deferred revenue of $8.2 million, generated as a result of the sale and customer acceptance of twelve TGS units during 2008.

The net loss attributable to common stockholders for the year ended December 31, 2009 was $34.0 million, resulting in a net loss per common share of $(1.22), based on average basic and diluted shares outstanding of 27.8 million. This compares to a net loss attributable to common stockholders for the same period in 2008 of $37.6 million, or $(2.20) per common share based on average basic and diluted shares outstanding of 17.1 million. Net loss attributable to common stockholders in 2008 included non-cash charges for accretion and dividends on preferred stock of $0.6 million which ceased upon the conversion of the preferred stock into common stock upon the closing of MAKO’s initial public offering during the first quarter of 2008.

Conference Call

MAKO will host a conference call today at 4:30 pm EST to discuss its fourth quarter and full year 2009 results.  To listen to the conference call, please dial 800-967-7187 for domestic callers and 719-457-2734 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO's resurfacing RESTORIS implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding to buy MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to MAKO’s products, unanticipated issues associated with any healthcare reform legislation that may be enacted, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission on August 5, 2009. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue:
Procedures	$2,740	$827	$7,550	$2,457
Systems – RIO	5,787	―	14,715	―
Systems – TGS, previously deferred	―	―	11,297	―
Service and other	324	138	646	487
Total Revenue	8,851	965	34,208	2,944
Cost of revenue:
Procedures	870	540	3,337	1,521
Systems – RIO	3,439	616	9,032	1,692
Systems – RIO upgrades	―	―	5,183	―
Systems – TGS, previously deferred	―	―	3,606	―
Service and other	80	79	546	233
Total cost of revenue	4,389	1,235	21,704	3,446
Gross profit (loss)	4,462	(270)	12,504	(502)
Operating costs and expenses:
Selling, general and administrative	9,763	7,126	31,878	23,158
Research and development	3,766	3,266	13,127	12,472
Depreciation and amortization	289	498	1,951	1,828
Total operating costs and expenses	13,818	10,890	46,956	37,458
Loss from operations	(9,356)	(11,160)	(34,452)	(37,960)
Interest and other income	84	346	432	988
Interest and other expenses	(3)	―	(3)	(110)
Net loss	$(9,275)	$(10,814)	$(34,023)	$(37,082)
Net loss attributable to common stockholders	$(9,275)	$(10,814)	$(34,023)	$(37,647)
Net loss per share - Basic and diluted attributable to common stockholders	$(0.28)	$(0.48)	$(1.22)	$(2.20)
Weighted average common shares outstanding - Basic and diluted	$32,964	$22,546	$27,806	$17,096

Selected Balance Sheet Data (unaudited) (in thousands)	December 31, 2009	December 31 2008

Cash, cash equivalents and investments	$71,213	$63,624
Deferred cost of revenue	―	3,608
Total assets	99,103	86,533

Deferred revenue	569	11,589
Long-term debt	―	―
Additional paid-in capital	204,977	146,607
Accumulated deficit	(114,195)	(80,172)
Total stockholders’ equity	90,794	66,514

CONTACT:

Investors:

MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
mark.klausner@westwicke.com

Source: MAKO Surgical Corp.